September 8, 2022

Re: Promotion Letter

Dear Ravi:

Through this letter, Cantaloupe, Inc. (the “Company”) is pleased to offer you a promotion to Chief Executive Officer of the Company effective October 1, 2022.

The purpose of this letter is to describe certain aspects of your upcoming promotion (the “Promotion Letter”) and amend portions of your current employment agreement with the Company dated February 4, 2022 (the “Employment Agreement”). Capitalized terms not otherwise defined in this Promotion Letter are defined in the Employment Agreement. To the extent not addressed in this Promotion Letter, the Employment Agreement remains in full force and effect and this Promotion Letter only amends the specific terms addressed herein.

The following changes will be effective October 1, 2022:

1)Employment with the Company. Executive shall hold the position of Chief Executive Officer. In this role, Executive will report to the Company’s Board of Directors (the “Board”). All employees of the Company and its Affiliates will report to Executive or the Executive’s designee (except that the Company’s internal audit function and other functions as appropriate may report directly to the Board or a committee thereof, as the Board may direct). Executive shall perform such duties and responsibilities for the Company and its Affiliates consistent with his position and as may otherwise be established from time to time by the Board, but in all cases consistent with the duties and responsibilities associated with the chief executive officer for companies of comparable size and nature.

2)Appointment to the Board of Directors. Effective October 1, 2022, the Board shall appoint the Executive as a Director of the Company.

3)Position and Duties. All references to “CEO” in Section 3 of the Employment Agreement shall be replaced with “Board”.

4)Base Salary. The Company shall pay to Executive a base salary for services at the annual rate of $450,000.00. The Base Salary shall be paid in accordance with the Company’s normal payroll procedures and policies, as such procedures and policies may be modified from time to time and shall be reviewed and adjusted in the sole discretion of the Board’s Compensation Committee (“Committee”).

5)Annual Incentive Compensation. Executive will be eligible to earn an annual incentive bonus with a target opportunity equal to 100% of Executive’s Base Salary (the “Target Bonus”), and a maximum award percentage to be set by the Committee, pursuant to the terms and conditions of the Company’s Annual Incentive Plan (“AIP”) as in effect during the applicable period. Executive’s AIP bonus earned shall be calculated based on the terms for the AIP in effect for the applicable year and as determined in the sole discretion of the Committee. Except as otherwise expressly set forth in this Promotion Letter or the Employment Agreement, Executive must be employed on the date of payment to be eligible to receive any annual incentive bonus in respect of any applicable fiscal year.

6)Promotion Equity Award. Subject to the conditions provided in this paragraph, Executive will be granted an award of 800,000 options pursuant to the Company’s 2018 Equity Incentive Plan or a successor plan, which shall be granted on October 1, 2022 (the “Promotion Grant”). The Promotion Grant will vest over a four-year period, subject to the terms and conditions of the attached award agreement and contingent on the approval and issuance of additional shares under the 2018 Equity Incentive Plan at the Company’s 2023 Annual Meeting of Shareholders on November 9, 2022 or any postponement thereof. The Promotion Grant will not be granted unless and until such shareholder approval is obtained.

7)Annual Equity Award. Beginning with the fiscal year ended June 30, 2023, Executive will be eligible for an annual equity award with a target of 50% of Base Salary, to be granted in accordance with the criteria and timing of other eligible employees of the Company’s long-term incentive plan.

8)Good Reason. All references to “CEO” in Section 9(e) of the Employment Agreement shall be replaced with “Board” and all references to “chief operating officer” in Section 9(e) shall be replaced with “chief executive officer”.

Unless otherwise described above, all other provisions of the Employment Agreement remain in full force and effect. If agreed, please acknowledge and accept the revised terms in this Promotion Letter by signing below.

Ravi, we are very excited for you to assume the role of Chief Executive Officer and look forward to your continued contributions to the success of the Company.

[Signature Page Follows]

CANTALOUPE, INC.

/s/ Doug Bergeron
By: Doug Bergeron
Its: Chair, Board of Directors

EXECUTIVE

/s/ Ravi Venkatesan
Ravi Venkatesan